Exhibit 8.2

, 2006

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Re:	Sale of % Mandatorily Exchangeable Notes Due , 2011 of Retail Ventures, Inc.

Ladies and Gentlemen:
     We have acted as special tax counsel to Retail Ventures, Inc., an Ohio corporation (“RVI”), and DSW Inc., an Ohio corporation (“DSW”), in connection with (i) the Underwriting Agreement, dated           , 2006 (the “Underwriting Agreement”), between you1, RVI, and DSW, relating to the sale by RVI to you of (a) $125,000,000 aggregate principal amount of RVI’s      % Mandatorily Exchangeable Notes Due           , 2011 (the “Firm PIES”) to be issued under the Indenture, dated as of           , 2006 (the “Indenture”), between RVI and HSBC Bank USA, National Association, as Trustee (the “Trustee”), and (b) up to an additional $18,750,000 aggregate principal amount of PIES (the “Option PIES”) at your option to cover over-allotments; and (ii) the Collateral Agreement, dated           , 2006 (the “Collateral Agreement”), among RVI, HSBC Bank USA, National Association, as collateral agent for the Trustee (the “Secured Party”), the Trustee and HSBC Bank USA, National Association, as securities intermediary. The Firm PIES and the Option PIES are collectively referred to herein as the “PIES.” The PIES are mandatorily exchangeable pursuant to the terms and conditions set forth in the Indenture into DSW’s Class A common shares, no par value per share (the “Common Shares”), which are issuable upon exchange of DSW’s Class B common shares, no par value per share (the “Class B Common Shares”) beneficially owned by RVI. Initially, RVI is pledging sufficient Class B Common Shares pursuant to the Collateral Agreement to satisfy its obligations to deliver the Common Shares upon settlement of the PIES.

Lehman Brothers, Inc.
     , 2006

     This opinion is being furnished to you pursuant to Section 8(g) of the Underwriting Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Underwriting Agreement.
     In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-3 (File No. 333-134225) of RVI relating to the PIES filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and Pre-Effective Amendments No. 1 through No. ___ thereto; (ii) the final prospectus, dated           , 2006, relating to the offering of the PIES, in the form filed by RVI with the Commission (such final prospectus being hereinafter referred to as the “RVI Prospectus”); (iii) the registration statement on Form S-1 (File No. 333-134227) of DSW relating to the Common Shares filed with the Commission under the Securities Act, and Pre-Effective Amendments No. 1 through No.        (Pre-Effective Amendment No. 2, filed on July 14, 2006, converting the registration statement from Form S-1 to Form S-3 following DSW’s eligibility to use such Form S-3) thereto; (iv) the final prospectus, dated           , 2006, relating to the Common Shares, in the form filed by DSW with the Commission (such final prospectus being hereinafter referred to as the “DSW Prospectus”); (v) an executed copy of the Underwriting Agreement; (vi) an executed copy of the Indenture; (vii) an executed copy of the Collateral Agreement; (viii) the Amended and Restated Articles of Incorporation of RVI, as certified by the Secretary of State of the State of Ohio (the “RVI Articles of Incorporation”); (ix) the Amended and Restated Articles of Incorporation of DSW, as certified by the Secretary of State of the State of Ohio (the “DSW Articles of Incorporation”); and (x) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. Our opinion is conditioned on the initial and continuing accuracy of the facts, information, and analyses set forth in such documents and records.
     In addition, we have relied upon statements and representations of the officers and other representatives of RVI and DSW and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.
     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, we have assumed that such parties had, or will

Lehman Brothers, Inc.
     , 2006

have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties.
     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities or the truth, accuracy, or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations, or assumptions upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.
Based upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the RVI Prospectus under the caption “United States Federal Income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences of the ownership and disposition of the PIES, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences that are anticipated to be material to holders who purchase the PIES pursuant to the RVI Prospectus, subject to the qualifications set forth therein; and
although the discussion set forth in the DSW Prospectus under the caption “Material U.S. Federal Income and Estate Tax Consequences” does not purport to summarize all possible United States federal income and tax consequences of the ownership and disposition of the Common Shares, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income and estate tax consequences that are anticipated to be material to non-United States holders who receive the Common Shares upon exchange of the PIES, subject to the qualifications set forth therein.

Lehman Brothers, Inc.
     , 2006

     Except as set forth above, we express no other opinion. This opinion is furnished to you as representatives of the Underwriters and is solely for the Underwriters’ benefit in connection with the Underwriting Agreement and is not to be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,